KIRKLAND, RUSS, MURPHY & TAPP
CERTIFIED PUBLIC ACCOUNTANTS

A Professional Association

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation into the post-effective Amendment No.3 to the Form SB-2 on Form S-1/A Registration Statement of Global Axcess Corp of our Report of Independent Registered Public Accounting Firm, dated March 5, 2008, relating to the consolidated financial statements of Global Axcess Corp and Subsidiaries as of and for the years ended December 31, 2007 and 2006. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Kirkland, Russ, Murphy & Tapp P.A.

Clearwater, Florida
June 3, 2008

13577 Feather Sound Drive, Suite 400, Clearwater, FL 33762-5539 • Tel - 727.572.1400 -- 813.879.1400 • Fax - 727.571.1933 • www.KRMTCPA.com